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                                                                    EXHIBIT 11

                 CENTERPOINT PROPERTIES CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                                              THREE MONTHS ENDED JUNE 30,               SIX MONTHS ENDED JUNE 30,
                                                                 1997           1996                       1997         1996
                                                                 ----           ----                       ----         ----
Net income (A)                                                 $7,143         $2,183                     $12,814        $5,811
Interest expense-debentures                                       248            344                         514           769
                                                               ------         ------                     -------        ------
Adjusted net income (B)                                        $7,391         $2,527                     $13,328        $6,580
                                                              =======         ======                     =======        ======

Weighted average number of shares of common
  stock outstanding                                            19,006         11,929                      18,190        11,214

Additional number of common equivalent shares
  outstanding:
  Stock options - net (1)                                         265            148                         266           146
  Convertible preferred stock (2)                                              1,074                                     1,673
                                                               ------         ------                     -------        ------
Weighted average common and common
  equivalent shares outstanding (C)                            19,271         13,151                      18,456        13,033

Additional weighted average shares outstanding
  assuming debentures converted at issue price                    661            917                         685         1,026
                                                               ------         ------                     -------        ------
Weighted average shares outstanding for fully-
  diluted (D)                                                  19,932         14,068                      19,141        14,059
                                                               ======         ======                     =======        ======
Net income per share:

  Primary (A/C)                                                 $0.37          $0.17                       $0.69         $0.45

  Fully -diluted (3) (B/D)                                      $0.37          $0.18                       $0.70         $0.47


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Notes:
     (1)  Represents stock options using the treasury stock method.
     (2) Represents convertible preferred stock as if converted on a share for share basis; prorated for the days the convertible preferred stock was outstanding. The convertible preferred stock is considered a common stock equivalent as it participates in dividends with common stock and was converted into common stock upon shareholder approval in May 1996.
     (3)  Conversion of debentures is anti-dilutive.